MIOI Press Release
FOR IMMEDIATE RELEASE
MINING OIL, INC. ANNOUNCES INTENT TO DEREGISTER COMMON STOCK WITH
SECURITIES AND EXCHANGE COMMISSION

Houston, Texas, August 15, 2012: Mining Oil, Inc. (OTCBB: MIOI.PK) announced that it has today voluntarily filed to deregister its common stock by filing a Form 15 with the Securities and Exchange Commission (the "SEC"). MIOI.PK is eligible to deregister by filing a Form 15 because it has fewer than 300 holders of record of its common stock.
Upon the filing of the Form 15, MIOI's obligation to file certain reports with the SEC, including Forms 10-K, 10-Q, and 8K, was immediately suspended. MIOI expects that deregistration of its common stock will become effective 90 days after the date of filing of the Form 15 with the SEC. The Company anticipates that its shares will no longer be quoted on the Bulletin Board maintained by the NASD. However, the Company expects, but cannot guaranty, that its common stock will continue to be quoted on the Pink Sheets after it delists. There can also be no assurance that any brokerage firms will continue to make a market in the common stock after the delisting. The Pink Sheets is a provider of pricing and financial information for the over-the-counter securities markets. It is a centralized quotation service that collects and publishes market maker quotes in real time primarily through its website, www.pinksheets.com, which provides stock and bond price quotes, financial news, and information about securities.
Donald E. Beckham, the Company's Chief Executive Officer, stated: "Our
Board of Directors, upon the recommendation of our management, determined to delist the Company after carefully considering the advantages and disadvantages of continuing registration. The costs and administrative burdens associated with being a public company are excessive for a company the size of MIOI. Our Board has determined that the costs of compliance as well as the substantial demands on management time and resources compelled by the compliance requirements are disproportionate to the benefits the Company receives from maintaining its registered status. The Board believes that deregistering will result in significant reductions in our accounting, legal and administrative expenses and enable our management to focus all of its time and resources on operating the Company and taking the steps required to fully develop the Company's mineral prospects."
Mining Oil, Inc. is a small, independent oil and gas exploration company operating in offshore Texas state waters.
For further information, please contact:
Donald E. Beckham, Chief Executive Officer
Chris A. Stacy, Executive Vice President
Michael H. Price, Chairman of the Board

Mining Oil, Inc.
1221 Lamar, Suite 1111
Houston, Texas 77010
(713) 655-1100